UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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REGIS CORPORATION
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE LP
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JAMES P. FOGARTY
JEFFREY C. SMITH
DAVID P. WILLIAMS
PETER A. FELD
MARK MITCHELL

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2011 annual meeting of shareholders of Regis Corporation, a Minnesota corporation.

On October 18, 2011, Starboard Value LP issued the following press release:

Institutional Shareholder Services (ISS) Recommends Regis Shareholders
Vote For All Three of Starboard’s Highly Qualified Nominees

ISS Recommends Vote on Starboard’s White Proxy Card
States Starboard Has Made Compelling Case that Regis has Significantly and Persistently Underperformed, Has a History of Problematic Governance Practices and that Change at the Board Level is Warranted
Concludes that Starboard’s Three Nominees -- James P. Fogarty, Jeffrey C. Smith and David P. Williams -- Have Right Mix of Experience to Address Issues at Regis

NEW YORK, Oct. 18, 2011 /PRNewswire/ -- Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Regis Corporation (“Regis” or the “Company”) (NYSE:RGS - News), today announced that Institutional Shareholder Services (ISS), a leading independent proxy voting advisory firm, has recommended that Regis shareholders vote on Starboard’s WHITE proxy card to elect all three of Starboard’s highly qualified nominees, James P. Fogarty, Jeffrey C. Smith and David P. Williams, in place of incumbent directors Susan S. Hoyt, Rolf F. Bjelland and Van Zandt Hawn.

Starboard urges all Regis shareholders to follow ISS’ recommendations for change on the Regis Board by voting the WHITE proxy card TODAY.

In reaching its conclusion, ISS performed a detailed analysis of both sides’ positions in the election contest and, in particular, carefully considered, among other things, the Company’s poor performance, poor capital allocation decisions, poor governance practices, as well as the strong experience and qualifications of Starboard’s three nominees.  ISS concluded that:

“[Starboard has] shaped a compelling case for change around the company’s historical underperformance, poor capital allocation decisions, failure to achieve economies of scale, and weak governance practices.... Fogarty, Smith and Williams appear to embody a complementary mix of turnaround, financial, board and governance experience which can be expected to appropriately address the issues the dissidents have identified, and thus presumably help reverse the negative trends in shareholder value going forward.”

Excerpts from ISS’ Analysis & Recommendation

On the Company’s Poor Share Price and Operational Performance:

“...the company has clearly struggled to deliver shareholder return over any of indicated periods, down 19.7%, 55.0%, and 56.1% over these [one, three, and four year] periods.”

“However, perhaps more troubling to shareholders should be the company’s inability to achieve positive operating leverage over the most recent 10 and 5 year periods.”

“Our analysis indicates the increase in SG&A, which has grown at a compound rate of 10.4% and 2.9% over the 10 and 5 year periods respectively, appears to be the driver of and largely responsible for the company’s failure to achieve positive operating leverage.”

On the Company’s Poor Corporate Governance Practices:

“The company has a history of problematic governance practices that include the lack of CEO pay for performance, numerous shareholder unfriendly by-laws, tax gross-ups, related party transactions and most recently, the lack of a thorough CEO selection process.”

“In conjunction with its poor performance, the company employs multiple problematic governance practices and takeover defense mechanisms...”

On the Company’s Long List of Related Party Transactions:

“While the company is quick to point out that all the aforementioned related party transactions are properly disclosed, we note that disclosure of these transactions, in and of itself, is not a guarantee that the transactions being disclosed were demonstrably in the best interests of all shareholders. It seems reasonable for shareholders to conclude that the lack of a policy governing the board on such matters may be construed as weak oversight at a minimum, and perhaps a deliberate attempt to thwart corporate governance at the extreme. Even if the transactions are legal, they raise the specter of a board that has acted complacently or is unwilling or unable to fully embrace its governance responsibilities.”

On the Company’s Poor Pay Practices:

“Upon review of the company’s compensation programs and practices, ISS finds a pay-for-performance disconnect at the company primarily due to non-performance based elements afforded to executives under their restated agreements, including for the CEO an excessive base salary exceeding per median, and excessive perquisites and associated tax gross-ups. Moreover, the company entered into new agreements with certain NEOs during the year under review, including the CEO; and, the agreements continue to provide for problematic arrangements, including excise tax gross-ups…. The preponderance of problematic pay practices coupled with a pay-for-performance disconnect is indicative of poor stewardship by the incumbent members of the compensation committee. Hence, in addition to a vote AGAINST this proposal, it is also recommended that shareholders WITHHOLD votes from the incumbent members of the Compensation Committee for their poor oversight of the company’s compensation practices.”

On the Lack of Search Process for New CEO:

“The failure to consider external candidates, however – particularly when the internal candidates have had operating responsibility for the company’s performance over a sustained period – calls into question the board’s process and the robustness of its decision.”

ISS’ Performance & Governance Conclusion:

“While the board has taken steps to address its financial underperformance and remedy some of its governance shortcomings, it seems clear that the board’s actions were likely reactionary responses to the dissident’s contest, and raises the question whether the current board really had an appropriate sense of urgency about the long decline in operating performance and the resulting destruction of shareholder value. On balance, the dissidents have made a compelling case that the company has significantly and persistently underperformed both its peers and its potential, has a history of problematic governance practices which appear to have helped perpetuate the problem, and that change at the board level is warranted.”

Jeffrey C. Smith, Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value, stated, “ISS’ strong showing of support provides significant validation to our belief that changes to the composition of the Board are needed now at Regis in order to oversee a successful turnaround of the Company.  If elected, our nominees look forward to working constructively with the other members of the Board to represent the best interests of all shareholders.”

Concluded Smith, “We greatly appreciate the strong support from shareholders who have already voted for Starboard’s nominees on the WHITE proxy card and urge all of our fellow shareholders to vote their WHITE proxy card today to elect our director nominees who are firmly committed to the future success of Regis.”

Contacts:

Starboard Value	Okapi Partners
Peter Feld, (212) 201-4878	Bruce H. Goldfarb/Patrick McHugh/Geoff Sorbello
Tom Cusack, (212) 201-4814	(212) 297-0720
www.starboardvalue.com